EXHIBIT 5.1

CYRULI SHANKS & ZIZMOR, LLP

420 LEXINGTON AVENUE

SUITE 2320

NEW YORK, NY 10170

(212) 661-6800

Astro Aerospace Ltd.

Re: Opinion of Counsel - Registration Statement on Form S-1

Gentleman:

We have acted as counsel to Astro Aerospace Ltd. in connection with the preparation and filing of a registration statement on Form S-1. The registration statement covers the registration under the Securities Act of 1933 of 7,645,652 shares of common stock on behalf of selling security holders of Astro Aerospace Ltd.

I have examined the registration statement, Astro Aerospace Ltd.'s articles of incorporation and bylaws, as amended, and minutes of meetings of its board of directors. Based upon the foregoing, and assuming that Astro Aerospace Ltd. will fully comply with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and in those states or foreign jurisdictions in which common shares have been and may be sold, we are of the opinion that the common shares being offered for resale are legally issued, full paid and non-assessable.

This opinion opines upon Nevada law, including the Nevada Revised Statutes, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws. This opinion is based on our knowledge of the law and facts as of the date of the filing of the registration statement. This opinion does not address or relate to any specific state securities laws. we assume no duty to communicate with Astro Aerospace Ltd. in respect to any matter that comes to my attention after the date of effectiveness of the registration statement.

CONSENT

We consent to the use of this opinion as an exhibit to the registration statement and to the reference to my firm in the prospectus that is made a part of the registration statement.

Very truly yours,

Cyruli Shanks & Zizmor, LLP

/s/ Paul Goodman

Paul Goodman

Attorney-At-Law